UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
POLYMEDICA CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OpenLines Questions regarding Medco Announcement	September 19, 2007

•	Will Liberty employees have the opportunity to transfer to open/existing/new positions at our new parent company, Medco regardless of the location?

In order to maintain focus on the critical objectives of both companies, it will be important to maintain continuity of staff in both Liberty and Medco. While there may be some movement between the two organizations, we would expect the number to be very small and management-initiated.

•	Can you tell us if there will be changes to our Employee Benefit package? Will our biweekly premiums change $+/- ? What type of insurance does Medco have for the employees?

As stated on previous FAQ’s, for the foreseeable future, no benefit changes are planned.

•	Will there also be a change in our vacation/sick/pt times? We currently receive 3 weeks after 7 years, is Medco the same?

At this time, no changes to our time off benefits are planned.

•	What if you were in the stock purchase plan but got out of it but never sold the stocks you had so you still have the actual certificate what should you do then?

After the merger is completed, you will receive written instructions that explain how to exchange your shares for $53.00 in cash, without interest and less any applicable tax withholding. You do not need to take any action at this time.

•	If the plan runs thru December 31 would the effective price for November and December stock be based on the closing price of October 31 minus 15% or will it be based on the purchase price by Medco on the effective December 1 date?

The plan will run as it does now through the earlier of October 31, 2007 or the date the transaction closes.

•	Can we reinvest in the stock under Medco or is the only option to receive $53 a share?

Assuming the transaction is approved, the only option is to receive $53 in cash, without interest and less any applicable tax withholding.

Cautionary Statement Regarding Forward-Looking Statements
     Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Medco and PolyMedica and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Medco’s and PolyMedica’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
     The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of PolyMedica shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; and the ability to obtain governmental approvals of the transaction on the proposed terms and schedule. Additional factors that may affect future results are contained in PolyMedica’s filings with the SEC, which are available at the SEC’s Web site http://www.sec.gov. PolyMedica disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.
ADDITIONAL INFORMATION ABOUT THE ACQUISITION
     This communication and the materials attached hereto may be deemed to be solicitation material in respect of the proposed acquisition of PolyMedica by Medco. In connection with the proposed acquisition, PolyMedica and Medco intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including PolyMedica’s proxy statement on Schedule 14A. Shareholders of PolyMedica are urged to read all relevant documents filed with the SEC, including PolyMedica’s proxy statement, because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and PolyMedica shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from PolyMedica.
     PolyMedica and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of PolyMedica common stock in respect of the proposed transaction. Information about the directors and executive officers of PolyMedica is set forth in PolyMedica’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 27, 2007. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.